Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX REPORTS THIRD QUARTER 2005 RESULTS

Revenues up 4%, Segment Income up 11%

Initial 10 Million Share Repurchase Target Completed

CHARLOTTE, NC – November 2, 2005 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 30, 2005:

•                  Revenues increased 3.7% to $1.07 billion from $1.03 billion in the year-ago quarter.

•                  Organic revenue growth (revenue growth over the year-ago quarter excluding the effects of foreign currency fluctuations and acquisitions and divestitures) was 3.1%, while acquisitions completed in 2004 and the favorable impact of currency fluctuations increased revenues by 0.3% each.

•                  Segment income and margins were $114.9 million and 10.8%, compared with $103.2 million and 10.0% in the year-ago quarter.

•                  Diluted earnings per share from continuing operations were $0.70, compared with a loss of $0.48 in the year-ago quarter.  The third quarter of 2004 included a charge for impairment of goodwill of $71.5 million, or $0.83 per share.

•                  Pro forma earnings per share on the basis of the company’s earnings guidance were $0.74, compared to the company’s guidance of $0.65 to $0.71 per share.

•                  Free cash flow from continuing operations during the quarter was $66.8 million, compared with $6.8 million in the year-ago quarter.  Including free cash flow from two businesses discontinued in the third quarter, free cash flow was $80.1 million, compared with $10.9 million in the year-ago quarter.  This calculation is consistent with the company’s published full year target of $180 million.

Chris Kearney, President & CEO said, “We are pleased with our performance in the third quarter.  Once again, our revenue and segment income targets were achieved, and marked by margin improvement in three of our four segments.  As we expected, improved order rates in our Flow segment drove our organic revenue growth higher in this quarter than in the first half, a trend that we expect to continue in the fourth quarter.  Free cash flow is also much improved in the third quarter at $80.1 million, consistent with our seasonal profile.  We remain confident in our full year pro forma earnings target of $2.60 per share and targeted $180 million of free cash flow.”

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the third quarter of 2005 were $211.6 million compared to $194.6 million in the third quarter of 2004, an increase of $17.0 million, or 8.7%.  The increase was due primarily to organic revenue growth of 8.2%.  The organic revenue growth related primarily to strong demand in mining, petro-chemical, and sanitary markets.  The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 0.5%.

Segment income was $24.5 million, or 11.6% of revenues, in the third quarter of 2005 compared to $20.3 million, or 10.4% of revenues, in the third quarter of 2004.  The increase in segment income and margins was due primarily to the increased level of organic growth and improved pricing, offset by increased raw material costs, operating inefficiencies in the company’s dehydration and air filtration businesses and an increase in self-insurance expense of $1.0 million associated with recent trends in workers’ compensation, product and general liability claims.  In addition, segment income in the year-ago quarter was negatively impacted by inventory write-downs of $3.3 million.

Test and Measurement

Revenues for the third quarter of 2005 were $251.8 million compared to $254.7 million in the third quarter of 2004, a decrease of $2.9 million, or 1.1%.  The decrease was due to a decline in organic revenues for the segment of 2.3% largely as a result of decreased revenues from fare collection systems.  Acquisitions completed in the third and fourth quarters of 2004 had a favorable impact on revenues of 1.1%.

Segment income was $33.6 million, or 13.3% of revenues, in the third quarter of 2005 compared to $33.7 million, or 13.2% of revenues, in the third quarter of 2004.  The third quarter of 2005 benefited from the 2004 acquisitions, offset by operating profit declines from fare collection systems and an increase in self-insurance expense of $0.5 million associated with recent trends in workers’ compensation, product and general liability claims.

Thermal Equipment and Services

Revenues for the third quarter of 2005 were $320.9 million compared to $296.0 in the third quarter of 2004, an increase of $24.9 million, or 8.4%.  The increase was due primarily to organic revenue growth of 8.0%.  The organic revenue growth related largely to the strong demand for dry cooling products and services in Asia and Europe, respectively.  The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 0.4%.

Segment income was $33.6 million, or 10.5% of revenues, in the third quarter of 2005 compared to $34.6 million, or 11.7% of revenues, in the third quarter of 2004.  The decrease in segment income and margins was due primarily to lower margin service contracts in Europe, and changes in customer mix resulting in an increase in revenues from lower margin dry cooling products in Asia.

Industrial Products and Services

Revenues for the third quarter of 2005 were $282.1 million compared to $283.5 million in the third quarter of 2004, a decrease of $1.4 million, or 0.5%.  Organic revenues for the segment decreased 0.6%, as increases within power transformers and broadcast products were offset by revenue decreases associated with recent market declines within the domestic automotive market.

Segment income was $23.2 million, or 8.2% of revenues, in the third quarter of 2005 compared to $14.6 million, or 5.1% of revenues, in the third quarter of 2004.  The increase in segment income and margins was due primarily to improved markets within power transformers and broadcast products, as well as significantly improved operations in dock products.  Segment income and margins for the third quarter of 2005 were negatively impacted by revenue decreases associated with the recent market declines in the domestic automotive market and an increase in self-insurance expense of $0.8 million associated with recent trends in workers’ compensation, product and general liability claims.

OTHER ITEMS

Discontinued Operations:  During the third quarter of 2005, the company committed to a plan to divest two non-strategic businesses, one each in the Industrial Products and Services and Flow Technology segments.  Primarily as a result of these planned divestitures and the sale of the company’s Carfel business, the company recorded a loss on the sale of discontinued operations of $16.5 million during the third quarter of 2005.

The results of these operations have been reported as discontinued operations in the attached condensed consolidated financial statements for all periods presented.  Revenues for the two businesses reported as discontinued operations beginning in the quarter were $57.8 million and $162.6 million for the three and nine months ended September 30, 2005.  Operating income for these businesses was $4.8 million and $7.5 million for the three and nine months ended September 30, 2005.

During the first half of 2005, the company completed the sales of five business units for $2.7 billion in cash and recorded gains on the sales, net of taxes and transaction fees, of $1.1 billion.

Share Repurchases:  During the third quarter of 2005, the company repurchased 5.9 million shares of its common stock on the open market for $268.9 million, of which $260.8 million had settled as of September 30, 2005.  On a year to date basis through October 31, 2005, the company has repurchased 10.2 million shares of its common stock on the open market for $463.7 million.  The company intends to purchase an additional two to three million shares in 2005 in order to achieve a dilutive share count of approximately 64.0 million shares for 2006.

Refinancing:  The company is currently negotiating with leading financial institutions to arrange a new credit facility to replace its current credit facility and obtain funds to replace its Liquid Yield Option Notes (“LYONS”).  The holders of these LYONs have the right to require the company to purchase all or a portion of their LYONs on February 6, 2006.  The company has the option to pay the purchase price in cash, shares of common stock or a combination of cash and common stock. The current amount outstanding on the LYONs is $654.1 million.  The company expects to complete negotiations and execute the refinancing agreement in the fourth quarter of 2005.

Gain on Asset Sale:  During the quarter, the company closed the sale of land in Milpitas, CA for $25.7 million, resulting in a gain of $7.9 million.  This land was the site of the company’s former large power transformer plant.  The gain on sale has been recorded in special charges in the attached condensed consolidated income statements and excluded from the company’s pro forma earnings per share.

Legal Settlement:  During the quarter, the company’s EGS joint venture recorded a charge for a legal settlement.  The company’s share of the settlement was $7.5 million and was recorded as a reduction to equity earnings in joint ventures on the attached condensed consolidated income statements and excluded from the company’s pro forma earnings per share.

Dividend:  On August 25, 2005, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on September 10, 2005.  The third quarter dividend, totaling $17.5 million, was paid on October 3, 2005.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the period ended September 30, 2005 with the Securities and Exchange Commission by November 9, 2005.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a leading global provider of thermal products and services, flow technology, test and measurement solutions and industrial products and services.  The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended September 30, 2005 and the company’s annual report on Form 10-K for the year ended December 31, 2004.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in millions)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and equivalents	$731.4	$579.4
Accounts receivable, net	926.6	937.8
Inventories, net	482.2	480.3
Other current assets	81.2	111.1
Deferred income taxes	88.1	141.8
Assets of discontinued operations	168.2	1,820.9
Total current assets	2,477.7	4,071.3
Property, plant and equipment	928.4	921.2
Accumulated depreciation	(471.7)	(438.2)
Net property, plant and equipment	456.7	483.0
Goodwill	1,903.1	1,927.1
Intangibles, net	433.7	460.2
Other assets	634.3	647.0
Total assets	$5,905.5	$7,588.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456.9	$500.6
Accrued expenses	635.7	668.9
Income taxes payable	258.4	79.9
Short-term debt	46.8	63.5
Current maturities of long-term debt	344.9	48.3
Liabilities of discontinued operations	37.5	453.0
Total current liabilities	1,780.2	1,814.2

Long-term debt	423.4	2,414.3
Deferred and other income taxes	564.8	600.6
Other long-term liabilities	576.7	627.8
Total long-term liabilities	1,564.9	3,642.7

Minority interest	1.6	3.9
Shareholders’ equity:
Common stock	916.9	899.9
Paid-in capital	1,073.2	988.6
Retained earnings	1,610.5	622.6
Unearned compensation	(66.2)	(33.2)
Accumulated other comprehensive income	63.6	327.5
Common stock in treasury	(1,039.2)	(677.6)
Total shareholders’ equity	2,558.8	2,127.8
Total liabilities and shareholders’ equity	$5,905.5	$7,588.6

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

($ in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues	$1,066.4	$1,028.8	$3,114.5	$2,995.7

Costs and expenses:
Cost of products sold	784.6	760.1	2,307.4	2,207.8
Selling, general and administrative	201.2	186.9	613.9	574.8
Intangible amortization	3.7	4.2	11.9	10.5
Special charges, net	(5.4)	6.3	4.8	17.9
Impairment of goodwill and indefinite lived intangible assets	—	71.5	—	71.5
Operating income (loss)	82.3	(0.2)	176.5	113.2

Other income (expense), net	0.1	(1.1)	(16.2)	(4.8)
Interest expense	(10.0)	(42.8)	(57.4)	(118.0)
Interest income	5.2	2.4	12.2	6.2
Loss on early extinguishment of debt	—	—	(110.4)	—
Income (loss) from continuing operations before income taxes	77.6	(41.7)	4.7	(3.4)

Income tax (provision) benefit	(23.8)	(0.7)	(20.0)	6.7
Equity earnings in joint ventures	1.1	6.5	12.9	18.8
Income (loss) from continuing operations	54.9	(35.9)	(2.4)	22.1

Income (loss) from discontinued operations, net of tax	(1.0)	38.1	1.9	84.7
Gain (loss) on disposition of discontinued operations, net of tax	(16.5)	—	1,043.1	(13.1)
Income (loss) from discontinued operations	(17.5)	38.1	1,045.0	71.6

Net income	$37.4	$2.2	$1,042.6	$93.7

Basic (loss) income per share of common stock
Income (loss) from continuing operations	$0.77	$(0.48)	$(0.03)	$0.30
Income (loss) from discontinued operations	(0.24)	0.51	14.26	0.96
Net income per share	$0.53	$0.03	$14.23	$1.26

Weighted average number of common shares outstanding	70.981	74.301	73.261	74.369

Income (loss) from continuing operations for diluted income per share	$57.6	$(35.9)	$(2.4)	$22.1

Net income for diluted income per share	$40.1	$2.2	$1,042.6	$93.7

Diluted (loss) income per share of common stock
Income (loss) from continuing operations	$0.70	$(0.48)	$(0.03)	$0.29
Income (loss) from discontinued operations	(0.21)	0.51	14.26	0.95
Net income per share	$0.49	$0.03	$14.23	$1.24

Weighted average number of common shares outstanding	81.825	74.301	73.261	75.346

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Nine Months ended September 30,
	2005	2004
Cash flows from (used in) operating activities:
Net income	$1,042.6	$93.7
Income from discontinued operations, net of tax	1,045.0	71.6
Income (loss) from continuing operations	(2.4)	22.1

Adjustments to reconcile income (loss) from continuing operations to net cash from (used in) operating activities:
Special charges, net	4.8	17.9
Impairment of goodwill and indefinite lived intangible assets	—	71.5
Deferred and other income taxes	(16.2)	(18.9)
Depreciation	52.8	56.0
Amortization of intangibles and other assets	12.9	12.0
Loss on early extinguishment of debt	110.4	—
Accretion of LYONs	13.5	13.1
Pension and other employee benefits	39.5	37.2
Stock-based compensation	21.0	17.1
Dividends from joint ventures in excess of equity earnings	9.0	11.6
Other, net	11.2	(3.7)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(33.9)	21.4
Inventories	(12.5)	(67.4)
Accounts payable, accrued expenses, and other	(94.4)	(231.4)
Taxes paid on repatriated foreign earnings	(24.5)	—
Payments to terminate interest rate swap contracts	(13.3)	—
Cash spending on restructuring actions	(15.9)	(23.8)
Net cash from (used in) continuing operations	62.0	(65.3)
Net cash (used in) from discontinued operations	(394.1)	108.0
Net cash (used in) from operating activities	(332.1)	42.7

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	2,706.6	—
Proceeds from other assets sales	41.3	14.7
Business acquisitions and investments, net of cash acquired	(9.0)	(111.0)
Capital expenditures	(44.3)	(30.5)
Net cash from (used in) continuing operations	2,694.6	(126.8)
Net cash used in discontinued operations	(4.8)	(39.9)
Net cash from (used in) investing activities	2,689.8	(166.7)

Cash flows from (used in) financing activities:
Repayments of debt borrowings	(1,016.2)	(53.0)
Repurchases of senior notes (2005 includes premiums paid of $72.9)	(744.5)	(66.2)
Net repayments under other financing arrangements	(37.9)	(19.3)
Purchases of common stock	(342.5)	(42.3)
Proceeds from the exercise of employee stock options	27.9	35.4
Dividends paid	(55.8)	(56.8)
Net cash used in continuing operations	(2,169.0)	(202.2)
Net cash (used in) from discontinued operations	(18.0)	25.5
Net cash used in financing activities	(2,187.0)	(176.7)
Decrease in cash and equivalents due to changes in foreign currency exchange rates	(21.8)	(1.3)
Net change in cash and equivalents	148.9	(302.0)
Consolidated cash and equivalents, beginning of period	586.4	721.6
Consolidated cash and equivalents, end of period	$735.3	$419.6

Cash and equivalents of continuing operations	$731.4	$416.1
Cash and equivalents of discontinued operations	$3.9	$3.5

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited)

(in millions)

	Three months ended September 30,			Nine months ended September 30,
	2005	2004	%	2005	2004	%
Flow Technology (1)

Revenues	$211.6	$194.6	8.7%	$637.1	$595.5	7.0%
Gross profit	66.8	61.0			198.7
Selling, general & administrative	41.6	39.4			120.7
Intangible amortization	0.7	1.3			1.7
Segment income	$24.5	$20.3	20.7%	$67.9	$76.3	-11.0%
as a percent of revenues	11.6%	10.4%		%	12.8%

Test and Measurement (1)

Revenues	$251.8	$254.7	-1.1%	$778.3	$779.5	-0.2%
Gross profit	81.3	84.3			235.6
Selling, general & administrative	46.9	49.7			147.5
Intangible amortization	0.8	0.9			2.2
Segment income	$33.6	$33.7	-0.3%	$87.3	$85.9	1.6%
as a percent of revenues	13.3%	13.2%		%	11.0%

Thermal Equipment and Services (1)

Revenues	$320.9	$296.0	8.4%	$848.5	$763.1	11.2%
Gross profit	77.7	73.4			192.2
Selling, general & administrative	42.4	37.4			108.1
Intangible amortization	1.7	1.4			4.6
Segment income	$33.6	$34.6	-2.9%	$72.8	$79.5	-8.4%
as a percent of revenues	10.5%	11.7%		%	10.4%

Industrial Products and Services (1)

Revenues	$282.1	$283.5	-0.5%	$850.6	$857.6	-0.8%
Gross profit	58.4	50.2			163.6
Selling, general & administrative	34.7	35.0			118.5
Intangible amortization	0.5	0.6			2.0
Segment income	$23.2	$14.6	58.9%	$63.1	$43.1	46.4%
as a percent of revenues	8.2%	5.1%		7.4%	5.0%

Total segment income (1)	114.9	103.2		291.1	284.8
Corporate expenses	(21.5)	(16.9)		(65.8)	(50.7)
Pension / retiree healthcare expense (1)	(8.0)	(3.2)		(23.0)	(14.4)
Stock-based compensation	(8.5)	(5.5)		(21.0)	(17.1)
Special charges, net (1)	5.4	(6.3)		(4.8)	(17.9)
Impairment of goodwill and indefinite lived intangible assets (1)	—	(71.5)		—	(71.5)
Consolidated operating income (loss)	$82.3	$(0.2)		$176.5	$113.2

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

Nine Months
ended
09/30/05

Beginning cash (1)	$586.4

Cash from continuing operations	62.0
Acquisitions	(9.0)
Capital expenditures	(44.3)
Proceeds from sales of discontinued operations	2,706.6
Proceeds from asset sales	41.3
Net borrowings / (payments)	(1,725.7)
Fees / premiums on debt repayments	(72.9)
Purchases of common stock	(342.5)
Proceeds from the exercise of employee stock options	27.9
Dividends paid	(55.8)
Decrease in cash due to changes in exchange rates	(21.8)
Cash used in discontinued operations	(416.9)

Ending cash (1)	$735.3

	Ending			LYONs	Ending
	Debt	Net	Acquisitions/	Discount	Debt
	12/31/2004	Change	Currency	Accretion	09/30/05

Revolver	$—	—	—	—	$—
Tranche A	191.3	(134.1)	—	—	57.2
Tranche B	882.1	(882.1)	—	—	—
LYONs, net of unamortized discount	658.5	(17.9)	—	13.5	654.1
7.5% Senior Notes	472.5	(444.3)	—	—	28.2
6.25% Senior Notes	248.6	(227.3)	—	—	21.3
Other	73.1	(18.8)	—	—	54.3

Totals	$2,526.1	$(1,724.5)	$—	$13.5	$815.1

(1) Includes cash of discontinued operations of $3.9 and $7.0 as of September 30, 2005 and December 31, 2004, respectively.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC GROWTH RECONCILIATION

(Unaudited)

Three months ended September 30, 2005

	Net Revenue	Acquisitions/		Organic
	Growth (Decline)	Divestitures	Foreign Currency	Growth (Decline)

Flow Technology	8.7%	—%	0.5%	8.2%

Test and Measurement	(1.1)%	1.1%	0.1%	(2.3)%

Thermal Equipment and Services	8.4%	—%	0.4%	8.0%

Industrial Products and Services	(0.5)%	—%	0.1%	(0.6)%

Consolidated	3.7%	0.3%	0.3%	3.1%

SPX CORPORATION AND SUBSIDIARIES

PRO FORMA MODEL EPS RECONCILIATION

(Unaudited)

		Three Months Ended 30-Sep-05

	Diluted GAAP EPS from continuing operations	$0.70
	Impact of converitible LYONs	0.06
	Adjusted EPS from continuing operations	$0.76

Deducts:	Gain on asset sale	(0.06)
	Normalized tax rate	(0.10)
	Normalized interest expense	(0.04)

Add Backs:	EGS Joint Venture Class Action Settlement	0.06
	Q3 2005 Discontinued Operations	0.04
	Projected share count (64m)	0.08

	Pro forma model earnings per share	$0.74

	Weighted average number of shares outstanding (in millions)	64.0

	Effective tax rate	40%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW FROM CONTINUING OPERATIONS RECONCILIATIONS

(Unaudited)

	Three Months Ended September 30,		Three Months Ended December 31,		Projected
($ in millions)	2004	2005	2004	2005E	2005E

Net cash from continuing operations	$17	$79	$76	$175	$238

Payments to terminate interest rate swap contracts					$13

Capital expenditures	(10)	(12)	(9)	(35)	(78)

Free Cash from Continuing Operations	$7	$67	$67	$139	$173

Net cash from businesses discontinued in Q3 2005	$4	$13	$7	$—	$9

Capial Expenditures from businesses discontinued in Q3 2005	—	—	—	—	(2)

Adjusted Free Cash Flow	$11	$80	$74	$139	$180